Exhibit 99.1

TCF Financial Corporation Shareholder Litigation

On May 6, 2019, Edward Nelson, a stockholder of the Company, filed a class action in the Delaware Court of Chancery (the "Action") against the Company and members of the TCF board. The Action alleges, among other things, that the definitive joint proxy statement/prospectus relating to the merger that Chemical Financial Corporation and TCF filed with the Securities and Exchange Commission on May 3, 2019.

On May 28, 2019, defendants filed a Form 8-K with the SEC that addressed and mooted claims regarding the sufficiency of the disclosures. TCF denies that any claim asserted in the Action was ever meritorious or that the supplemental disclosures contained material information.

On July 23, 2019, the Court of Chancery entered an order dismissing the Action and retained jurisdiction solely for the purpose of ruling on the plaintiff's anticipated application for an award of attorneys' fees and reimbursement of expenses. The parties subsequently agreed to a payment by TCF to plaintiff's counsel of $205,000 in full satisfaction of any claim for attorneys' fees and expenses in the Action as well as in three parallel actions pending in the District of Delaware, captioned Wang v. TCF Financial Corporation et al.,1:19-cv-00661 (D. Del.); Parshall v. TCF Financial Corporation et al., 1:19-cv-00663 (D. Del.); White v. TCF Financial Corporation et al., 1:19-cv00683 (D. Del.), and in one parallel case pending in the United States District Court for the Southern District of New York, captioned Harrelson v. TCF Financial Corporation et al., 1:19-cv-03183 (S.D.N.Y.). Neither the Court of Chancery, nor the U.S. District Court for the Southern District of New York, nor the U.S. District Court for the District of Delaware has been asked to review or approve, or to pass judgment on, this payment.